Joint Filing Agreement
     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of American Claims Evaluation, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 8th day of August, 2008.
Date: August 8, 2008

THE EDWARD & MICHAEL GELMAN 2008 TRUST
By:	/s/ Gary Gelman
Gary Gelman
Investment Trustee

/s/ Gary Gelman
Gary Gelman

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